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                                                                   Exhibit 10.35

                           AMENDED SECURITY AGREEMENT

                                 BY AND BETWEEN

                                  BRIAZZ, INC.,

                                       AND

                             BRIAZZ VENTURE, L.L.C.

                            DATED AS OF MARCH 6, 2003

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                           AMENDED SECURITY AGREEMENT

         This Amended Security Agreement ("AGREEMENT") is entered into and dated as of March 6, 2003, by and between BRIAZZ, Inc., a Washington corporation ("BORROWER"), and Briazz Venture, L.L.C., an Illinois limited liability company (the "LENDER").

                                    RECITALS

         WHEREAS, as of the date hereof, Lender's sole members are FFG and New Management;

         WHEREAS, FFG, New Management and Borrower are parties to the Initial Notes;

         WHEREAS, in connection with certain of the Initial Notes, Borrower entered into the Prior Security Agreement in favor of New Management and FFG;

         WHEREAS, Lender may, from time to time, purchase from Borrower one or more Notes to be issued pursuant to the Purchase Agreement; and

         WHEREAS, Borrower desires to amend the Prior Security Agreement to secure Borrower's obligations under the Notes.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         The following terms shall have the meanings set forth below (such meanings to be applicable equally both to the singular and plural terms defined) when used in this Agreement:

         "ACCOUNTS" means all present and future accounts, contracts and contract rights, representations, warranties, including Borrower's rights (including rights to payment) under all agreements, together with all claims, rights, powers or privileges and remedies of Borrower relating thereto or arising in connection therewith including all rights of Borrower to make determinations, to exercise any election (including election of remedies) or option or to give or receive any notice, consent, waiver or approval, together with full power and authority to demand, receive, enforce, collection or receipt for any of the foregoing or any Property which is the subject of any agreements, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which (in either Lender's opinion) may be necessary or advisable in connection with any of the foregoing.

         "ACT" means the Securities Act of 1933, as amended.

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         "AFFILIATE" means any Person controlling, controlled by, under common control with, or owning at least ten percent (10%) of the voting shares of, an enterprise, whether such control is direct or indirect.

         "AGREEMENT" shall have the meaning ascribed to such term in the Preamble of this Agreement.

         "AGREEMENT BETWEEN CREDITORS" means the agreement dated as of December 2, 2002, by and between FFG (and its Affiliates) and Laurus, and any amendments thereto.

         "APPLICABLE AGREEMENTS" means any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other similar agreement or instrument to which Borrower is a party or by which Borrower is bound.

         "APPLICABLE LAW" means any federal, state, local or foreign statute, law or ordinance, or any judgment, decree, rule, regulation or order applicable to the Person or subject matter being described, as the context indicates.

         "BANKRUPTCY CODE" means Title 11 of the United States Code, as amended, and all rules, regulations and published interpretations promulgated thereunder.

         "BORROWER" shall have the meaning ascribed to such term in the Preamble of this Agreement.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or required by law to close in Chicago, Illinois.

         "CAPCO" means CAPCO Financial Company, a division of Cupertino National Bank.

         "CAPCO SUBORDINATION AGREEMENT" means the subordination agreement dated November 26, 2002, by and between CAPCO and Lender, and any amendments thereto.

         "CAPITAL STOCK", with respect to any Person, means any capital stock of such Person, whatever class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

         "CAPITALIZED EQUIPMENT LEASE OBLIGATION" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease for equipment used in the Person's business and which is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of the obligations at such date, determined in accordance with GAAP.

         "CERTIFICATE OF DESIGNATIONS" means those certain Articles of Amendment designating Series D Preferred Stock of the Company to be filed with the Washington Secretary of State prior to the Initial Closing Date.

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         "CHARTER DOCUMENTS" means Borrower's articles of incorporation and bylaws, as in effect on the date of this Agreement.

         "CLOSING DATE" shall have the meaning ascribed to such term in the Purchase Agreement.

         "CPA" means a certified public accountant.

         "CODE" means the Internal Revenue Code of 1986, as amended, including the rules, regulations and published interpretations promulgated thereunder.

         "COLLATERAL" means all of the Property and interests in Property described in Article II of this Agreement, and all other Property or interests in Property that now or hereafter secure the payment and performance of any of the Secured Obligations.

         "DEFAULT RATE" means fourteen percent (14%) per annum.

         "DUE DATE" means the date on which any payment is due under any Note.

         "EBITDA" means, for any measuring period, Net Income before extraordinary items, income taxes, interest expense, investment income, non-recurring expenses, depreciation and amortization, plus any losses incurred by Borrower because of FFG's failure to comply with Section 1 of the Food Production Agreement.

         "EQUIPMENT" means all of Borrower's right, title and interest whether now owned or hereafter acquired, in and to all equipment, within the meaning of the UCC and, in any event, including all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by Borrower and any additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

         "ERISA" means the Employee Retirement Income Act of 1974, as amended, or the rules, regulations and published interpretations promulgated thereunder

         "EVENT OF DEFAULT" means any "EVENT OF DEFAULT" as defined in the Notes.

         "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

         "EXISTING INDEBTEDNESS" means the Indebtedness of Borrower in existence on the Initial Closing Date, reduced to the extent such amounts are repaid, refinanced or retired.

         "FFG" means Flying Food Group, L.L.C., a Delaware limited liability company.

         "FINANCIAL STATEMENTS" mean (i) statements of operations and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial reports as the subject entity shall routinely and regularly prepare and (iii) such other financial reports as Lender may from

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time to time reasonably require. Financial Statements may be unaudited unless otherwise specified herein.

         "FOOD PRODUCTION AGREEMENT" means the agreement dated as of December 1, 2002, between FFG and Borrower.

         "GAAP" means generally accepted accounting principles consistently applied.

         "GENERAL INTANGIBLES" means any "general intangibles," as such term is defined for purposes of the UCC, now or hereafter owned by Borrower and, in any event, shall include all rights, interests, causes of actions, claims and all other intangible property of Borrower of every kind and nature, in each instance whether now owned or hereafter acquired by Borrower and however and whenever arising, including all corporate and other business records; all loans, royalties and other obligations receivable; customer lists, credit files, correspondence, and advertising materials; firm sale orders, other contracts and contract rights; all interests in partnerships and joint ventures; all tax refunds and tax refund claims; all right, title and interest under leases, subleases, licenses and concessions and other agreements relating to real or personal property; all payments due or made to Borrower in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Property by any Person or governmental authority; all deposit accounts (general or special) with any bank or other financial institution, including any deposits or other sums credited by or due to Borrower from Lender or any of their respective Affiliates with the same rights therein as if the deposits or other sums were credited by or due from Lender; all credits with and other claims against carriers and shippers; all rights to indemnification; all patents and patent applications (including all reissues, divisions, continuations and extensions); all trade secrets and inventions; all copyrights (including all computer software and related documentation); all rights and interests in and to trademarks, trademark registrations and applications therefor, trade names, corporate names, brand names, slogans, all goodwill associated with the foregoing; all license agreements and franchise agreements, all reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts; all proceeds of insurance of which Borrower is beneficiary; and all letters of credit, guaranties, liens, security interests and other security held by or granted to Borrower; and all other intangible property, whether or not similar to the foregoing.

         "GOVERNMENTAL AUTHORITY" means any government, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign.

         "HOLDER" means any holder of any of the Notes or any of the Secured Obligations.

         "INCREASED PRINCIPAL AMOUNT" shall have the meaning ascribed to such term in the Notes.

         "INDEBTEDNESS" of any Person means (i) all obligations, debts, or liabilities of such Person which in accordance with GAAP would be shown on a balance sheet of such Person as a liability; (ii) all obligations, debts, or liabilities of such Person for borrowed money or for the deferred purchase price of Property or services, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, except to

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the extent it is an obligation, debt or liability described in clauses (i) and
(ii) above; (iv) all obligations, debts or liabilities for borrowed money or for the deferred purchase price of Property or services secured by any Lien on any Property owned by such Person, whether or not such obligation has been assumed; and (v) all rental obligations under leases required to be capitalized under GAAP and all guarantees and other contingent obligations of such Person in respect of, or obligations to purchase or otherwise acquire, or to provide payment of, obligations, debts or liabilities of other Persons.

         "INITIAL CLOSING DATE" shall have the same meaning ascribed to such term in the Purchase Agreement.

         "INITIAL NOTES" means those certain Promissory Notes dated as of October 25, 2002, October 30, 2002, December 2, 2002, December 12, 2002,
December 30, 2002, January 6, 2003, in an aggregate principal amount of $1,450,000,

         "INTEREST PAYMENT DATE" means the first Business Day of each month occurring after the Initial Closing Date, beginning April 1, 2003, and continuing until the Maturity Date of the Notes, whether by acceleration or otherwise.

         "INTEREST PERIOD" means any one of consecutive one-month periods, the first of which shall begin on the Initial Closing Date and end on the last day of the month in which the Initial Closing Date occurs and the rest of which shall each begin on the first day of each full month thereafter and end on the last day of that month.

         "INTEREST RATE" means (i) before the occurrence of or after the discontinuance of an Event of Default, ten percent (10%) per annum; and (ii) after the occurrence and during the continuance of an Event of Default, the Default Rate.

         "INVENTORY" means all of Borrower's right, title and interest, whether now owned or hereafter acquired in and to all inventory, within the meaning of the UCC, now or hereafter owned by Borrower, including raw materials, work-in-process and finished goods and material or equipment useable in processing such inventory, and all documents of title covering such inventory.

         "INVESTMENT" by any Person means any direct or indirect (1) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise) (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), (2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person, (3) guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed, extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or

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otherwise in the ordinary course of business, workers' compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business, and endorsements of negotiable instruments and documents in the ordinary course of business), and (4) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

         "INVOLUNTARY BORROWER BANKRUPTCY" shall have the meaning ascribed to such term in the Notes.

         "LAURUS" means Laurus Master Fund, Ltd.

         "LENDER" shall have the meaning ascribed to such term in the Preamble of this Agreement.

         "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, and any filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         "LIQUIDATED DAMAGES" means damages then owing pursuant to the Registration Rights Agreement.

         "LOAN INSTRUMENTS" means this Agreement, the Notes, the Purchase Agreement, the Registration Rights Agreement, the Warrants, the Certificate of Designations, the Food Production Agreement, the Voting Agreement, the Agreement Between Creditors and any other documents or instruments executed or delivered in connection therewith whether on, prior to or following the date of this Agreement.

         "MATURITY DATE" means March 6, 2004; provided, that if the promissory note dated September 30, 2002, between Borrower and U.S. Bank, as it may be amended from time to time, becomes due prior to the Maturity Date, then the Maturity Date shall be one (1) Business Day prior to the date such indebtedness becomes due.

         "NASDAQ" means the NASD OTC Bulletin Board, Nasdaq SmallCap Market and Nasdaq National Market System.

         "NET INCOME" shall mean the consolidated after-tax income of Borrower for federal income tax purposes, computed in accordance with GAAP for the period in question.

         "NEW MANAGEMENT" means New Management, Ltd., an Illinois corporation.

         "NOTES" means the Senior Secured Notes issued pursuant to the Purchase Agreement.

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         "NOTICE ADDRESSES" mean:

                  If to Borrower:

                           BRIAZZ, Inc.
                           3901 7th Avenue South, #200
                           Seattle, Washington 98108
                           Attention: Chief Executive Officer
                           Telephone: (206) 467-0994
                           Facsimile: (206) 467-1970

                  With a copy to:

                           Dorsey & Whitney LLP
                           1420 Fifth Avenue, Suite 3400
                           Seattle, Washington 98101
                           Attention: Kimberley R. Anderson, Esq.
                           Telephone: (206) 903-8803
                           Facsimile: (206) 903-8820

                  If to Lender:

                           Briazz Venture, L.L.C.
                           c/o New Management, Ltd.
                           212 North Sangamon Street, Suite 1-A
                           Chicago, Illinois 60607
                           Attention: David Cotton
                           Phone: (312) 243-2122
                           Fax: (312) 243-5088

                  With a copy to:

                           Shefsky & Froelich Ltd.
                           444 North Michigan Avenue, Suite 2500
                           Chicago, Illinois 60611
                           Attention: Michael J. Choate, Esq.
                           Telephone: (312) 836-4066
                           Facsimile: (312) 527-5921

         "OTHER PERSONAL PROPERTY" means all personal Property of Borrower of any nature whatsoever, including cash, cash equivalents, bank accounts, deposits, credit balances, notes, drafts, letters of credit, stocks, bonds, and debt and equity securities, whether or not certificated, and warrants, options, puts and calls and other rights to acquire or otherwise relating to the same, insurance proceeds and books and records relating to any of the Property covered by this Agreement, contract rights, goods, equipment, instruments, documents, chattel paper, machinery, furniture, furnishings, fixtures, tools, supplies, appliances, plans and drawings, together with all customer and supplier lists and records of the business; and all accounting information pertaining

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to operations in, or about any of Borrower's plants, and all media in which or on which any of the information or knowledge or data is stored or contained, and all computer programs used for the compilation or printout of such information (to the extent Borrower is permitted to grant a security interest under any applicable license agreement), knowledge, records or data; and all Property from time to time described in any financing statement (UCC-1) signed by Borrower naming Lender as secured party, together, in each instance, with all accessions and additions thereto, substitutions therefor, and replacements, proceeds and products thereof.

         "PERMITS" mean any permit, certificate, authorization, approval, consent, license or order of, or filing, registration, declaration or qualification with, any Governmental Authority or any other person.

         "PERMITTED FILINGS" shall have the meaning set forth in the Purchase Agreement.

         "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

                  (i)      Indebtedness under the Initial Notes;

                  (ii)     Indebtedness under the Notes;

                  (iii) Existing Indebtedness, excluding for these purposes, the Initial Notes;

                  (iv) Indebtedness in respect of bid, performance or surety bonds or letters of credit issued for the account of Borrower in the ordinary course of business, including guarantees or obligations of Borrower with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed) or to provide security for worker's compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business; and

                  (v) Indebtedness for accounts payable not to exceed an aggregate principal amount of $2.0 million at any one time outstanding and any guarantee thereof, including Existing Indebtedness for accounts payable.

         "PERMITTED LIENS" means:

                  (i) Liens for taxes, assessments and governmental charges or claims either (a) not yet due or not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company shall have set aside on its books such reserves as may be required pursuant to GAAP;

                  (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent for more than 30 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

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                  (iii)    Liens incurred or deposits made in the ordinary
course of business in connection with workers' compensation, unemployment insurance and other types of social security;

                  (iv) Any interest or title of a lessor under any Capital Equipment Lease Obligation or operating lease;

                  (v) Liens securing Purchase Money Indebtedness in compliance with this Agreement; provided that the related Purchase Money Indebtedness shall not be secured by any property or assets of the Company other than the property or assets so acquired and any proceeds therefrom;

                  (vi) Liens on Borrower's Receivables granted in favor of CAPCO in connection with Indebtedness incurred by Borrower to CAPCO pursuant to that certain contract for sale security agreement dated August 28, 2002 between CAPCO and Borrower;

                  (vii) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

                  (viii) Liens granted in favor of Laurus in connection with Existing Indebtedness incurred by Borrower to Laurus;

                  (ix) Liens securing obligations in respect of the Initial Notes and the Notes;

                  (x)      [Reserved]; and

                  (xi) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in clauses (i)-(x) of this definition, so long as no additional collateral is granted as security therefor.

         "PERSON" means and includes any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

         "PREFERRED STOCK" means Borrower's Series D Preferred Stock, no par value.

         "PRIOR SECURITY AGREEMENT" means the Amended Security Agreement made December 2, 2002, by Borrower in favor of FFG and those affiliates of FFG named as makers under the terms of certain demand notes entered into prior to the date of this Agreement.

         "PROCEEDING" means any action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding (including any investigation or partial proceeding, such as a deposition), whether domestic or foreign.

         "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

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         "PURCHASE AGREEMENT" means that certain Amended and Restated Purchase
Agreement dated as of March 5, 2003 between Borrower and Lender, which amends and restates the Purchase Agreement dated as of February 18, 2003, between Borrower and Lender.

         "PURCHASE MONEY INDEBTEDNESS" means Indebtedness, or that portion of Indebtedness, of any Person incurred in connection with the acquisition by the Person, subsequent to the date hereof, of any property or assets, including Capital Equipment Lease Obligations.

         "RECEIVABLES" means all of Borrower's right, title and interest whether now owned or hereafter acquired, in and to all right to payment for goods (including freight and taxes) sold or leased or services performed by Borrower, whether now in existence or arising from time to time hereafter, including rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of Indebtedness or security, together with (a) all security pledged, assigned, hypothecated or granted to or held by Borrower to secure the foregoing, (b) all of Borrower's right, title and interest in and to any goods, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney for the execution of any evidence of Indebtedness or security or other writing in connection therewith, (e) all books, records, ledger cards, and invoices relating thereto, (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (g) all credit information, reports and memoranda relating thereto, and (h) all other writings related in any way to the foregoing.

         "REGISTRATION RIGHTS AGREEMENT" means the certain Registration Rights Agreement dated of even date herewith between Borrower and Lender.

         "RELATED PARTY" means any executive officer, director or shareholder owning, directly or indirectly, 10% or more of Borrower's capital stock or any member of any such person's immediate family.

         "RESTRICTED PAYMENT" means:

                  (i) declare or pay any dividend or make any distribution on account of any Capital Stock of Borrower;

                  (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Borrower;

                  (iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness of Borrower; or

                  (iv)     make any Investment in any Person;

         "SECURED OBLIGATIONS" means all obligations and liabilities of Borrower to Lender under this Agreement, the Notes and the Food Production Agreement (including all debts, claims, and

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Indebtedness) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement or otherwise, or by oral agreement or operation of law or otherwise.

         "SECURITIES PURCHASE AGREEMENTS" means the Purchase Agreement and the Registration Rights Agreement.

         "SHAREHOLDER APPROVAL" means the approval from the holders of a majority of Borrower's common stock of the issuance of shares of Borrower's common stock upon the conversion of the Preferred Stock as provided in the Certificate of Designations.

         "SUBORDINATED INDEBTEDNESS" means any Indebtedness of Borrower that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto to the Notes in any respect.

         "TOTAL DEBT" means all liabilities, obligations and reserves (in each case excluding the amount of any and all indebtedness which is subordinated to Lender), contingent or otherwise, which, in accordance with GAAP, would be reflected on a balance sheet or would be required to be disclosed in a financial statement including, without duplication: (i) all Indebtedness for borrowed money, (ii) all obligations under conditional sales or title retention agreements, and (iii) all obligations secured by any Lien upon any of Borrower's Property.

         "UCC" means the Uniform Commercial Code, as the same may, from time to time, be effect in the State of Washington; provided, however, in the event that by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Washington, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

         "VOTING AGREEMENT" means the agreement dated of even date herewith among Lender and Borrower's officers and directors and the agreements among Lender and other shareholders of Borrower delivered in accordance with Section 3(dd) of the Note.

         "WARRANTS" means the Warrants dated of even date herewith issued by Borrower to the Lender.

         References to "ARTICLES," "SECTIONS," "SUBSECTIONS," "EXHIBITS" and "SCHEDULES" shall be to Articles, Sections, Subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. In this Agreement, the words "INCLUDING", "INCLUDES" and "INCLUDE" shall be deemed to be followed by the words "without limitation;" references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Instruments; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. The word

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"KNOWLEDGE" means, when applied to Borrower, the actual knowledge, after due inquiry, of any of the executive officers of Borrower. Unless the context otherwise requires, defined terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

                                   ARTICLE II

                          PLEDGE AND SECURITY INTEREST

         Section 2.1 Pledge and Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due of all of the Secured Obligations, Borrower does hereby grant to Lender, subject to Permitted Liens, a continuing first-priority security interest in, to and under (with respect to everything described below) all of Borrower's assets (as set forth below, the "COLLATERAL"), whether now owned or existing or hereafter created, acquired or arising and wherever located, including (i) Receivables;
(ii) Inventory; (iii) Equipment; (iv) General Intangibles; (v) all books and records of Borrower; (vi) all Accounts of Borrower; (vii) all liens, security, guaranties, endorsements, warranties and indemnities, and all insurance and claims for insurance relating thereto or arising in connection therewith; (viii) all rights to Property forming the subject matter of the Accounts; (ix) all notes, contracts, security agreements, guaranties, chattel paper and other evidence of indebtedness or security, all powers-of-attorney, all books, records, ledger cards and invoices, all credit information, reports, or memorandums and all evidence of filings or registrations relating thereto; (x) all Other Personal Property; (xii) all additions, accessions, replacements, substitutions or improvements and all products and proceeds including proceeds of insurance, of any and all of the collateral described in clauses (i) through
(x) and proceeds (including all insurance and claims for insurance effected or held for the benefit of Borrower) and products of any and all of the foregoing.

         Section 2.2 Application to After-Acquired Property. Lender's security interest under this Agreement extends to all Collateral of the kind which is the subject of this Agreement which Borrower may acquire at any time during the continuation of this Agreement.

         Section 2.3 Security for Secured Obligations; Limitation of Liability. This Agreement secures the payment of all obligations of Borrower now or hereafter existing under this Agreement, the Notes and the Food Production Agreement, whether for principal, premium, interest, fees, expenses or otherwise. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by Borrower under or with respect to this Agreement, the Notes and the Food Production Agreement, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower.

         Section 2.4 Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of Borrower's duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Lender of any of the rights hereunder shall not release Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and
(c) Lender shall

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have no obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         Section 2.5 Related Security Agreements. This Agreement amends and restates the Prior Security Agreement. The terms and conditions of this Agreement are subject to the terms and conditions of the CAPCO Subordination Agreement and the Agreement Between Creditors.

                                  ARTICLE III

                            COLLATERAL ADMINISTRATION

         Section 3.1 Additional Covenants. Borrower covenants and agrees that, so long as this Agreement is in effect and until all of its Secured Obligations have been satisfied and are paid in full, it will:

         (i) pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or its Property or assets, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon the Collateral, except to the extent that the imposition of any such tax, assessment, charge or levy or the validity of any such claim is being contested in good faith by appropriate proceedings and Borrower has set aside adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

         (ii) maintain insurance in the amounts and against the risks as shall be consistent with prudent business practices in Borrower's industry, which in no event shall be less than the insurance coverage as Lender shall reasonably require from time-to-time;

         (iii) allow any representative of Lender to examine Borrower's books of record and account and to discuss Borrower's affairs, finances and accounts with Borrower's officers, all at such reasonable time and as often as Lender may reasonably request; and

         (iv) ensure that its Property and equipment used or useful in its business are kept in good repair (except for items that are not repairable), working order and condition, ordinary wear and tear excepted, and that from time to time there are made in such properties and equipment all necessary and proper repairs, renewals, replacements, extensions, additions, betterments, and improvements thereto, to the extent and in the manner customary for companies in similar lines of business under similar circumstances.

         Section 3.2       Provisions Concerning Collateral.

                 3.2.1 Further Actions. Borrower will, at its own expense, make, execute, endorse, acknowledge, file or deliver to Lender from time to time such lists, descriptions and designations of its Collateral, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurance on instruments and take such further steps relating to the

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Collateral and other Property or rights covered by the security interest hereby granted, which Lender deem reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

                 3.2.2 Financing Statements. Borrower agrees to sign and deliver to Lender such financing statements, in form acceptable to Lender, as Lender may from time to time reasonably request or as are necessary or desirable in the opinion of Lender to establish and maintain, except as provided herein, a valid, enforceable, continuing first-priority security interest in the Collateral and the other rights and security contemplated hereby all in accordance with the UCC or any other relevant law. Borrower will pay any applicable filing fees and related expenses. Borrower authorizes Lender to file any such financing statements without the signature of Borrower.

                                   ARTICLE IV

                                EVENTS OF DEFAULT

         Section 4.1 Events of Default Defined. An Event of Default shall be as defined in the Notes.

                                    ARTICLE V

                                    REMEDIES

         Section 5.1 Remedies Upon Default. Upon an Event of Default, Lender shall have any and all of the remedies to which it is entitled under the Notes.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 Payment of Costs and Expenses. Whether or not any of the transactions contemplated by the Loan Instruments are consummated or this Agreement is terminated, Borrower shall pay or reimburse Lender, within five (5) Business Days of the receipt of either Lender's written demand, but in no event later than the Initial Closing Date, all fees and expenses (including reasonable fees and expenses of counsel and other advisors) incurred by Lender in connection with the preparation, negotiation and execution of the Loan Instruments and the consummation of the transactions contemplated thereby and all other costs and expenses incident and necessary to the performance of the obligations of Borrower for which provision is not otherwise made in this
Section 6.1.

         Section 6.2. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an Event of Default, Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower against and on account of the Secured Obligations and liabilities of Borrower to Lender under any Loan Instrument and all other claims of any nature or description arising out of or connected with any Loan Instrument, irrespective of whether or not Lender shall have made any demand hereunder and although said Secured Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

         Section 6.3 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby, shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidence by the receipt of the personal delivery service); (b) if mailed by certified or registered mail, return receipt requested, four (4) Business Days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the second Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). All such notices, demands, consents, requests, instructions and other communications will be sent to the applicable Notice Addresses.

         Section 6.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided, however, Borrower may not assign or transfer any of its interests hereunder without the prior written consent of Lender. All agreements, statements, representations and warranties made by Borrower herein or in any certificate or other instrument delivered by Borrower or on Borrower's behalf under any Loan Instrument shall be considered to have been relied upon by Lender and shall survive the execution and delivery of the Loan Instruments regardless of any investigation made by Lender or on their behalf. Lender may at any time grant or sell participations in, or assign or otherwise dispose of all or any part of its interests hereunder or under any of the Notes to any Person at its own expense, provided that such transfer is permitted under the terms of the Purchase Agreement.

         Section 6.5 No Waiver; Remedies Cumulative. No failure or delay on the part of Lender or any Holder in exercising any right, power or privilege under any Loan Instrument, no renewal or extension of any of the Secured Obligations, and no course of dealing between Borrower and Lender or such Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under any Loan Instrument preclude any other or further exercise of any right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Lender or any Holder would otherwise have under any Loan Instrument or now or hereafter existing at law or in equity, or by statute. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender or any Holder to any other or further action in any circumstances without notice or demand.

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

         Section 6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Northern District of Illinois or any Illinois state court located in Cook County, Illinois in the event any dispute arises out of this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it will not bring any action relating to this Agreement in any court other than the United States District Court for the Northern District of Illinois or an Illinois state court located in Cook County, Illinois and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement.

         Section 6.7 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute the same instrument.

         Section 6.8 Effectiveness. This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to Lender.

         Section 6.9 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         Section 6.10 Amendment or Waiver. This Agreement may not be amended, changed, waived, discharged or terminated without the written consent of Lender and Borrower.

         Section 6.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 6.12 Obligations Absolute. The obligations of Borrower hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Borrower (except to the extent required by law); (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of any Loan Instrument; or
(c) any amendment to or modification of any document evidencing or securing Borrower's Secured Obligations to Lender or any security for any of the Secured Obligations; whether or not Borrower shall have notice or knowledge of any of the foregoing; except, under (b) and (c), as otherwise provided in the applicable Loan Instruments.

         Section 6.13 Borrower's Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that Borrower shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and Lender shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall Lender be required or obligated in any manner to perform or fulfill any of the obligations of Borrower under or with respect to any Collateral.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

BORROWER:                                     LENDER:

BRIAZZ, Inc.                                  Briazz Venture, L.L.C.

By:    /s/ Victor D. Alhadeff                 By:    /s/ David L. Cotton
   ------------------------------                -------------------------------
Name:  Victor D. Alhadeff                     Name:  David L. Cotton

Title: CEO                                    Title: Chief Financial Officer

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